Exhibit 99.1

Ultratech Announces Second Quarter 2013 Results

SAN JOSE, Calif.--(BUSINESS WIRE)--July 18, 2013--Ultratech, Inc. (Nasdaq: UTEK), a leading supplier of lithography, laser-processing and inspection systems used to manufacture semiconductor devices and high-brightness LEDs (HB-LEDs), today announced unaudited results for the three-month period ended June 29, 2013.

For the second quarter of fiscal 2013, Ultratech reported net sales of $42.9 million as compared to $59.1 million during the second quarter of fiscal 2012. Ultratech's net income for the second quarter of 2013 was $0.9 million, or $0.03 per share (diluted), as compared to net income of $11.2 million, or $0.41 per share (diluted), for the same quarter last year.

Arthur W. Zafiropoulo, Chairman and Chief Executive Officer, stated, “We believe the longer term prospects for our success remain firmly in place, as demonstrated by our recent announcements of the shipment of our first ambient control LSA201 to a leading IDM and the repeat advanced packaging order we received from a leading OSAT customer in Asia. With our leading technology position, premier customer base, and dedicated workforce around the globe, we believe we remain well-positioned to capture a leading share of our target markets in the future.”

At June 29, 2013, Ultratech had $299.7 million in cash, cash equivalents and short-term investments. Working capital was $373.6 million and stockholders' equity was $14.59 per share based on 27,774,171 total shares outstanding as of June 29, 2013.

Conference Call Information

The conference call will be broadcast live over the Internet beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on Thursday, July 18, 2013. To listen to the call, dial 877/941-1427 (toll free) or 480/629-9664 (international) 10 minutes prior to the start time. The passcode is 4628425. A live webcast will also be available on the Investor Relations section of Ultratech’s website at http://ir.ultratech.com. A replay of the call will be available at the same location or by dialing 800/406-7325 and entering access code: 4628425. The replay will be available until July 25, 2013.

Safe Harbor

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as "anticipates," "expects," "thinks," "intends," "believes," "estimates," and similar expressions and include management’s expectation of its longer term prospects for success. These forward-looking statements are based on our current expectations, estimates, assumptions and projections about our business and industry, and the markets and customers we serve, and they are subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Such risks and uncertainties include the timing and possible delays, deferrals and cancellations of orders by customers; quarterly revenue fluctuations; industry and sector cyclicality, instability and unpredictability; market demand for consumer devices utilizing semiconductors produced by our clients; our ability to manage costs; new product introductions, market acceptance of new products and enhanced versions of our existing products; our lengthy sales cycles, and the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; competition and consolidation in the markets we serve; rapid technological change; pricing pressures and product discounts; our ability to collect receivables; product concentration and lack of product revenue diversification; inventory obsolescence; general economic, financial market and political conditions and other factors outside of our control; domestic and international tax policies; cybersecurity threats in the United States and globally that could impact our industry, customers, and technologies; and other factors described in our SEC reports including our Annual Report on Form 10-K filed for the year ended December 31, 2012, and our Quarterly Report on Form 10-Q for the three months ended March 30, 2013. Due to these and other factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

About Ultratech: Ultratech, Inc. (Nasdaq: UTEK) designs, builds and markets manufacturing systems for the global technology industry. Founded in 1979, Ultratech serves three core markets: front-end semiconductor, back-end semiconductor, and nanotechnology. The company is the leading supplier of lithography products for bump packaging of integrated circuits and high-brightness LEDs. Ultratech is also the market leader and pioneer of laser spike anneal technology for the production of advanced semiconductor devices. In addition the company offers solutions leveraging its proprietary coherent gradient sensing (CGS) technology to the semiconductor wafer inspection market, and provides atomic layer deposition (ALD) tools to leading research organizations, including academic and industrial institutions. Visit Ultratech online at: www.ultratech.com.

(UTEK-F)

ULTRATECH, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
(In thousands, except per share amounts)	2013	2012	2013	2012
Total net sales*	$42,866	$59,112	$103,512	$108,687
Cost of sales:
Cost of products sold	19,578	23,930	44,118	41,981
Cost of services	3,011	3,142	5,824	6,267
Total cost of sales	22,589	27,072	49,942	48,248
Gross profit	20,277	32,040	53,570	60,439
Operating expenses:
Research, development and engineering	7,802	7,772	16,198	14,535
Selling, general, and administrative	11,362	11,088	23,183	21,469
Operating income	1,113	13,180	14,189	24,435
Interest expense	(24)	(2)	(48)	(5)
Interest and other (expense) income, net	(149)	(46)	(29)	82
Income before income taxes	940	13,132	14,112	24,512
Provision (benefit) for income taxes	84	1,961	(436)	3,141

Net income	$856	$11,171	$14,548	$21,371
Earnings per share - basic:
Net income	$0.03	$0.42	$0.52	$0.81
Number of shares used in per share calculations - basic	27,945	26,530	27,800	26,387
Earnings per share - diluted:
Net income	$0.03	$0.41	$0.51	$0.78
Number of shares used in per share calculations - diluted	28,653	27,387	28,673	27,247

* Systems sales	$31,114	$48,119	$81,289	$88,733
Parts sales	7,557	5,406	13,947	9,895
Service sales	3,895	5,337	7,976	9,409
License sales	300	250	300	650
Total sales	$42,866	$59,112	$103,512	$108,687

ULTRATECH, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

	June 29,	December 31,
(In thousands)	2013	2012*
ASSETS	(Unaudited)

Current assets:
Cash, cash equivalents, and short-term investments	$299,690	$302,508
Accounts receivable	45,906	42,464
Inventories	56,057	46,794
Prepaid expenses and other current assets	9,127	8,305
Total current assets	410,780	400,071

Equipment and leasehold improvements, net	22,245	19,801
Intangibles	16,612	12,282
Other assets	4,529	4,832

Total assets	$454,166	$436,986

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$1,000	$1,000
Accounts payable	16,550	17,741
Deferred product and service income	7,679	16,964
Other current liabilities	11,962	14,860
Total current liabilities	37,191	50,565

Other liabilities	11,814	11,235

Stockholders' equity	405,161	375,186

Total liabilities and stockholders' equity	$454,166	$436,986

* The balance sheet as of December 31, 2012 has been derived from the audited financial statements as of that date.

CONTACT:
Ultratech, Inc.
Bruce R. Wright, 408-321-8835
Senior Vice President and CFO
or
Investor Relations:
The Blueshirt Group
Suzanne Schmidt, 415-217-4962
suzanne@blueshirtgroup.com
or
Melanie Friedman, 415-217-4964
melanie@blueshirtgroup.com